Exhibit 10.23
FIRST AMENDMENT TO SUBLEASE
This FIRST AMENDMENT TO SUBLEASE (“First Amendment”) is made and entered into as of December 9, 2025 (“First Amendment Effective Date”), by and between ZUORA, INC., a Delaware corporation (“Sublandlord”), and CORCEPT THERAPEUTICS INCORPORATED, a Delaware corporation (“Subtenant”).
RECITALS
Pursuant to that certain Sublease, dated as of April 12, 2024 (“Sublease”), by and between Sublandlord and Subtenant, Sublandlord currently subleases to Subtenant, and Subtenant currently subleases from Sublandlord, certain premises consisting of approximately fifty nine thousand four hundred forty-four (59,444) RSF located on the third (3rd) and fourth (4th) floors and the Shared Amenities Spaces located on the first (1st) floor (for purposes of this First Amendment, the “Existing Subleased Premises”) of that certain building located at 101 Redwood Shores Parkway, Redwood City, California (“Building”), which Building and Project (as defined in the Master Lease) are situated in that certain office project commonly known as Shores Business Center (“Complex”), all as more particularly described in the Sublease.
Pursuant to that certain Agreement and Landlord Consent to Sublease, dated as of April 12, 2024 (“Consent”), by and among 101 Redwood Shores, LLC, a Delaware limited liability company (“Master Landlord”), Sublandlord and Subtenant, Master Landlord (i) consented to the subletting of the Existing Subleased Premises to Subtenant and (ii) preapproved Subtenant’s exercise of the Expansion Option (as defined in Section 21(a) of the Sublease).
On June 12, 2025, Subtenant exercised its Expansion Option. Sublandlord and Subtenant now desire to amend the Sublease to, among other things, set forth the terms and conditions upon which Subtenant shall sublease, in addition to the Existing Subleased Premises, the Expansion Space (as defined in Section 21(a) of the Sublease). The delivery of the Expansion Space shall be phased as provided in this First Amendment, and will, upon delivery of possession to Subtenant, be comprised of the First Floor Initial Expansion Space (defined below), Sublandlord’s First Floor Exclusive Use Space (defined below), the Shared Amenities Spaces (all as depicted on Exhibit A) and the entirety of the second floor of the Building.
Capitalized terms used in this First Amendment shall have the meaning ascribed to such terms in the Sublease or the Consent, unless otherwise defined in this First Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend, modify and supplement the Sublease as follows:
1.Expansion Space Term. The term of the Sublease with respect to (a) the First Floor Initial Expansion Space shall commence on the First Floor Initial Expansion Space Commencement Date (defined below), and (b) the remainder of the Expansion Space shall commence on the Final Expansion Space Commencement Date (defined below), and shall expire (subject to Section 2(b)(iii) of the Sublease), unless sooner terminated in accordance with the terms and conditions of the Sublease, on the Expiration Date (i.e., June 30, 2030) (“Expansion Space Term”). For the avoidance of doubt, the Term of the Sublease with respect to the Existing Subleased Premises and the Expansion Space Term with respect to the Expansion Space shall be coterminous.

2.    Subletting of the Expansion Space; Subtenant’s Proportionate Share. Subject to the terms and conditions of this First Amendment, from and after the First Floor Initial Expansion Space Commencement Date (as to the First Floor Initial Expansion Space) and from and after the Final Expansion Space Commencement Date (as to the remainder of the Expansion Space), Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Expansion Space. The Expansion Space consists of approximately forty thousand eight hundred eighty-four (40,884) RSF located on the first (1st) and second (2nd) floors of the Building. Sublandlord and Subtenant hereby agree and acknowledge that, during the Expansion Space Term, (i) the term “Subleased Premises”, as used in the Sublease, shall collectively refer to (A) the Existing Subleased Premises and (B) the Expansion Space, (ii) Subtenant’s Proportionate Share (as set forth in Recital C of the Sublease) shall be deemed to be one hundred percent (100%) (100,328 RSF / 100,328 RSF) and (iii) Subtenant shall be (A) entitled to the exclusive use of the Shared Amenities Space located on the first (1st) floor of the Building, (B) subject to Section 17 of the Sublease,

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permitted to use all of the parking spaces in the parking lot of the Building (including all sixteen (16) EV Chargers), and (C) permitted to all signage rights pursuant to Section 9 of this First Amendment.
3.    Delivery of the Expansion Space. Sublandlord shall provide Subtenant with prior written notice of the anticipated Expansion Space Delivery Date for each portion of the Expansion Space (“Anticipated Expansion Space Delivery Date”) at least ten (10) business days prior to the occurrence thereof; provided, however, Sublandlord shall have the right to deliver subsequent written notices to Subtenant in connection with any required adjustments to the Anticipated Expansion Space Delivery Date as determined by Sublandlord in its sole and absolute discretion. Notwithstanding the provisions of the Sublease to the contrary, as of the First Amendment Effective Date, the Anticipated Expansion Space Delivery Date for a portion of the Expansion Space located on the first floor of the Building as depicted on Exhibit A, consisting of approximately nine thousand three hundred forty-five (9,345) RSF, (the “First Floor Initial Expansion Space”) is January 1, 2026 (the “First Floor Initial Expansion Space Commencement Date”) and for the remaining portion of the Expansion Space, consisting of approximately thirty-one thousand five hundred thirty-nine (31,539) RSF, is March 12, 2026 (the “(the “Final Expansion Space Commencement Date”)”), subject to Sublandlord’s right to deliver subsequent written notices advancing the Anticipated Expansion Space Delivery Date for all or any portion of the Expansion Space. If Sublandlord is unable to deliver possession of the entirety of the applicable portion of the Expansion Space to Subtenant in the Expansion Space Delivery Condition (as defined in Section 21(b)(iii) of the Sublease) on or before the First Floor Initial Expansion Commencement Date or the Final Expansion Commencement Date (or any other date), as applicable, for any reason beyond Sublandlord’s control, Sublandlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of the Sublease and/or this First Amendment, nor the obligations of Subtenant thereunder and/or hereunder, except as provided in the following sentence. Notwithstanding anything in the Sublease to the contrary (including any notices from Sublandlord to Subtenant of any required adjustments to the Anticipated Expansion Space Delivery Date), and subject to Subtenant’s satisfaction of the Delivery Requirements (as defined in Section 2(b)(i) of the Sublease) with respect to the Expansion Space, in the event Sublandlord fails to deliver any portion of Expansion Space to Subtenant on or before March 12, 2026 (i.e., the Outside Expansion Space Delivery Date) for any reason other than delay caused by Subtenant or any party acting by or through Subtenant, then in no event will any Base Rent or Additional Rent be due and payable by Subtenant with respect to the portion of the Expansion Space for which possession was not timely delivered and Subtenant shall be entitled to a credit against any Expansion Space Base Rent (as defined below) due and payable hereunder for every day following the Outside Expansion Space Delivery Date until Sublandlord delivers possession of the entirety of the Expansion Space to Subtenant in the Expansion Space Delivery Condition in all material respects.
Notwithstanding Sublandlord’s delivery of possession of the Expansion Space to Subtenant on the Expansion Space Delivery Date, Subtenant shall not be permitted to occupy the applicable portion of such Expansion Space unless and until Subtenant has satisfied the Delivery Requirements with respect to such Expansion Space, including, without limitation, Subtenant’s delivery of (i) the certificates of insurance required pursuant to the Sublease extending the required insurance coverage to such Expansion Space, and (ii) a Replacement Letter of Credit (as defined in Section 4(c) of the Sublease) or an amendment to the existing Letter of Credit, as described in more detail in Section 5 below.
Notwithstanding any provisions of the Sublease to the contrary, Sublandlord, at Sublandlord’s sole cost and expense, shall have the right to continue to operate and use its server room and storage room located on certain portions of the first floor of the Building as designated on Exhibit A until the Final Expansion Space Commencement Date.
    4.    Subleased Premises Base Rent, Expansion Space Base Rent; Expansion Space Base Rent Abatement.
(a)    Subleased Premises Base Rent, Expansion Space Base Rent. Prior to the First Floor Initial Expansion Space Commencement Date, Subtenant shall continue to pay Sublandlord all Base Rent (consisting of both Subleased Premises Base Rent and Shared Amenities Space Base Rent) and Additional Rent due and payable under the Sublease in accordance with the terms and conditions of the Sublease (including, without limitation, Sections 3(a) and 3(b) thereof). Commencing on the First Floor Initial Expansion Space Commencement Date, in addition to (i) Subleased Premises Base Rent, (ii) Shared Amenities Space Base Rent and (iii) all Additional Rent due and payable under the Sublease (if any) with respect to (A) the Existing Subleased Premises and (B) the Expansion Space, Subtenant shall pay to Sublandlord base rent for the Expansion Space (“Expansion Space Base Rent”) in accordance with the terms and conditions of the Sublease (as amended) in the amounts set forth in the following rent schedule:

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Months of Expansion Space Term	Monthly Installments of Expansion Space Base Rent
January 1, 2026 to April 30, 2026	$0
May 1, 2026 to May 31, 2026	$10,010.41
June 1, 2026 to June30, 2026	$20,621.45
July 1, 2026 to July 31, 2026	$43,588.17
August 1, 2026 to June 30, 2027	$90,217.57
July 1, 2027 to June 30, 2028	$92,924.11
July 1, 2028 to June 30, 2029	$95,711.83
July 1, 2029 to June 30, 2030	$98,583.18
(b)    Expansion Space Conditional Base Rent Abatement. The Expansion Space Base Rent (and all Additional Rent) due and payable with respect to the Expansion Space shall be paid by Subtenant during the Expansion Space Term in accordance with the terms and conditions of the Sublease (as amended).
Sublandlord and Subtenant hereby agree and acknowledge that in the event that the First Floor Initial Expansion Space is not January 1, 2026 or the Final Expansion Space Commencement Date is not March 12, 2026, then within fifteen (15) business days following the determination of the adjusted Expansion Space Delivery Date (i.e., the Expansion Space Commencement Date), Sublandlord and Subtenant shall enter into an amendment to the Sublease memorializing the amount of the abated Expansion Space Base Rent (“Expansion Space Base Rent Abatement Amount”) and the period to which such Expansion Space Base Rent Abatement Amount applies (“Expansion Space Base Rent Abatement Period”). The schedule of Base Rent for the Expansion Space set forth in subparagraph 4(a), above, provides for an abatement of the Expansion Space Base Rent (but not with respect to any Additional Rent) as provided in Section 21(b)(i) of the Sublease. Subtenant hereby agrees and acknowledges that, if a Default by Subtenant under the Sublease (as amended) results in the termination of the Sublease (as amended), then, in addition to any and all of its rights, powers and remedies as may be permitted at law, in equity and/or under the Sublease (as amended), Sublandlord shall be entitled to recover the then-unamortized portion of the Expansion Space Base Rent Abatement Amount (assuming amortization of the same on a straight-line basis over the Expansion Space Term), payable at the same per square foot Base Rent rate as was payable under the Sublease during that same period.
5.    Delivery of Additional Rent Items Not Included as Operating Costs. In accordance with Section 21(b)(ii) of the Sublease, Sublandlord and Subtenant hereby agree that the parties shall mutually confer, in good faith, to determine the most efficient way to deliver those items of Additional Rent that are not Operating Costs following Sublandlord’s delivery of the Expansion Space to Subtenant, which may include, an orderly transition of the responsibility of contracting for such services to Subtenant, as the sole occupant of the Building.
6.    Condition of the Existing Subleased Premises and Expansion Space. Subtenant is in possession and occupancy of the Existing Subleased Premises as of the First Amendment Effective Date. Subtenant agrees and warrants that it has inspected the condition of the Existing Subleased Premises and the Expansion Space, and the suitability of the same for Subtenant’s purposes, and Subtenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder (and/or under the Sublease) should be reduced or limited because of the condition of such Existing Subleased Premises, Expansion Space, Building, Project and/or Complex, and/or the suitability of the same for Subtenant’s purposes. Subtenant further agrees and acknowledges that, except for Sublandlord’s obligation to deliver the Expansion Space to Subtenant in the Expansion Space Delivery Condition, (A) Sublandlord has no obligation to alter, improve or refurbish the Existing Subleased Premises and/or the Expansion Space for Subtenant’s use or benefit, and/or provide an allowance for such purpose, and (B) the Existing Subleased Premises and Expansion Space shall be accepted by Subtenant in “as-is condition,” “with all faults,” and “without any representations or warranties.” Subtenant acknowledges that neither Sublandlord nor any agent nor any employee of Sublandlord has made any representations or warranties with respect to the Existing Subleased Premises, Expansion Space, Building, Project and/or Complex or with respect to the suitability of the same for the conduct of Subtenant’s business. Subtenant’s continued occupancy and possession of the Existing Subleased Premises, and taking of possession of the Expansion Space, shall conclusively establish that the Existing Subleased Premises, Expansion Space, Building, Project and/or Complex were at such time in satisfactory condition.

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7.    Expansion FF&E; Vacation and Surrender of the Existing Subleased Premises and Expansion Space.
    (a)    Expansion FF&E. In consideration of One and 00/100 Dollar ($1.00), effective as of the applicable Expansion Space Delivery Date (for purposes of this Section 7(a), the “Expansion FF&E Transfer Date”), all of Sublandlord’s right, title and interest in and to the Expansion FF&E shall automatically be transferred to Subtenant. The Expansion FF&E List is attached hereto as Exhibit B and made a part hereof. The Expansion FF&E shall be so transferred to Subtenant on an “as-is” basis with no representation or warranty of any kind from, and no recourse against, Sublandlord, except that Sublandlord represents and warrants to Subtenant that, as of the Expansion FF&E Transfer Date, it owns all of the Expansion FF&E free and clear of all liens and encumbrances and has the authority to so transfer the Expansion FF&E. As of the Expansion FF&E Transfer Date, Subtenant hereby accepts all of the Expansion FF&E in its then current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Expansion Space). Following such transfer of the Expansion FF&E to Subtenant, Subtenant shall be solely responsible for the proper removal of the Expansion FF&E from the Expansion Space and the Building in accordance with the terms and provisions of the Sublease (as amended) and the Master Lease. For the avoidance of doubt, Sublandlord shall have no obligation to remove any of the Expansion FF&E from the Expansion Space. The transfer of ownership of the Expansion FF&E to Subtenant shall occur automatically on the Expansion FF&E Transfer Date and the Sublease shall constitute a bill of sale evidencing the transfer of the Expansion FF&E to Subtenant, unless otherwise agreed to in a writing signed by both Sublandlord and Subtenant.
Notwithstanding anything to the contrary contained in this First Amendment and/or the Sublease (including, without limitation, Section 21(b)(vii) thereof), if, prior to the Expiration Date, Subtenant is in Default and such Default results in the termination of the Sublease (as amended), then, at Sublandlord’s election, the automatic transfer of all of Sublandlord’s right, title and interest in and to all the Expansion FF&E shall be voidable by Sublandlord. If Sublandlord so elects to void such transfer, then Sublandlord shall provide notice of such election to Subtenant at any time prior to the termination of the Sublease, and in such event, (i) Subtenant shall deliver to Sublandlord all of the Expansion FF&E, together with any replacements thereof and additions thereto in their “as-is” condition without warranty as to condition, (ii) the transfer of ownership to Sublandlord of the Expansion FF&E and such replacements and additions shall occur automatically on the termination date and (iii) the Sublease shall constitute a bill of sale evidencing such transfer.
(b)    Vacation and Surrender of the Existing Subleased Premises and Expansion Space. On or before the expiration or earlier termination of the Sublease, Subtenant shall, at Subtenant’s sole cost and expense, (i) remove from the Existing Subleased Premises and the Expansion Space (A) all of its furniture, trade fixtures and other personal property (including, without limitation, the Expansion FF&E (as applicable)), (B) any and all and data cabling and wiring, and (C) all Subtenant Improvements (except for Pre-Approved Construction Items), all in accordance with the terms and conditions of the Sublease (as amended) and the Master Lease and/or as otherwise required by Master Landlord and (ii) vacate and surrender the Existing Subleased Premises and the Expansion Space to Sublandlord in the condition required under the Master Lease, unless Master Landlord and Subtenant enter into a Direct Occupancy Agreement (as contemplated in Section 2(b)(iii) of the Sublease).
Sublandlord and Subtenant hereby agree and acknowledge that Sublandlord shall in no event be liable for any repair, removal, restoration and/or reconfiguration obligations of “Tenant” arising under the Master Lease upon (and/or in connection with) the expiration or earlier termination thereof as a result of Subtenant’s use and occupancy of the Existing Subleased Premises, the Expansion Space, or Subtenant’s use of any other portion of the Building, and that Subtenant shall assume any and all such obligations under the Master Lease; provided, however, that, unless Subtenant enters into a Direct Occupancy Agreement with Master Landlord (in which case all such Sublandlord obligations shall be the sole responsibility of Subtenant, at Subtenant’s sole cost and expense), Sublandlord (and not Subtenant) shall be responsible for the removal (and/or restoration and/or reconfiguration of the areas affected by the removal) of any alterations, modifications, additions or improvements in and to the Existing Subleased Premises existing as of the First Amendment Effective Date of the Consent which are not altered, removed and/or otherwise affected by work performed by or on behalf of Subtenant. If the Existing Subleased Premises and/or the Expansion Space are not so surrendered, then Subtenant shall be liable to Sublandlord for, and shall indemnify, defend and hold Sublandlord harmless from, any and all costs, liabilities and/or damages incurred by Sublandlord as a result thereof. The provisions of this Section 7(b) shall survive the expiration or earlier termination of the Sublease (as amended).
8.    Signage. Pursuant to paragraph L of the Consent, Master Landlord consented to Subtenant’s signage rights upon Subtenant’s exercise of the Expansion Option with respect to Building-top signage and monument signage, all of such

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signage rights shall be exercised in accordance with the terms and conditions of the Master Lease and Section 16 of the Sublease.
9.    Certified Access Specialist Inspection. For purposes of California Civil Code Section 1938, Sublandlord hereby discloses to Subtenant, and Subtenant hereby acknowledges, that, as of the First Amendment Effective Date of this First Amendment, the Existing Subleased Premises and the Expansion Space have not undergone an inspection by a CASp. Pursuant to California Civil Code Section 1938(e), Sublandlord hereby further discloses to Subtenant the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Notwithstanding the foregoing and/or anything to the contrary contained in the Sublease and/or this First Amendment, Sublandlord and Subtenant hereby agree and acknowledge that, in the event Subtenant desires to obtain a CASp inspection for the Expansion Space, then Subtenant shall pay (i) the fee for such inspection, and (ii) the cost of making any repairs, modifications and/or improvements necessary to correct violations of construction-related accessibility standards within the Existing Subleased Premises, Expansion Space and/or Complex.
10.    Broker’s; Indemnification. Sublandlord and Subtenant each represents that it has dealt directly with and only with the Brokers (as defined in the Sublease) as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers (other than the Brokers) claiming to have represented Sublandlord or Subtenant in connection with this First Amendment and the Expansion Space. Subtenant and Sublandlord agree that the Brokers shall be paid commissions by Sublandlord in connection with this First Amendment and the Expansion Space pursuant to a separate agreement.
11.    Reaffirmation of OFAC. Sublandlord and Subtenant each hereby ratify and reaffirm, for the benefit of the other, each and every representation, warranty and/or covenant set forth in Section 27 (USA Patriot Act Disclosures) of the Sublease, it being the intent of the parties that such Section 27 (USA Patriot Act Disclosures) of the Sublease shall apply at all times during the term of the Sublease with respect to the Sublease, this First Amendment and any further amendments.
12.    Confidentiality. Sublandlord and Subtenant hereby agree and acknowledge that (i) the terms and conditions of Section 30 of the Sublease shall also apply to this First Amendment and (ii) the terms and conditions of this First Amendment shall also be deemed Confidential Information.
13.    Authorized Signatory(ies). Each of Sublandlord and Subtenant hereby represents and warrants to the other party that the person(s) executing this First Amendment on behalf of it is a duly authorized representative of the signing party and has full authority to execute and deliver this First Amendment.
14.    Counterparts. This First Amendment may be executed in multiple counterparts, each of which is deemed an original but which together constitute one and the same instrument. This First Amendment shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all of the parties hereto. This First Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a “pdf” counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.
15.    Effect of First Amendment. Except as modified herein, the terms and provisions of the Sublease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Sublease, the terms and provisions of this First Amendment shall prevail.

[Signatures Appear on Following Page]

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WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

SUBLANDLORD:

ZUORA, INC.,
a Delaware corporation

By:	/s/ Matt Dobson
Its:	CAO
Printed Name:	Matt Dobson

By:
Its:
Printed Name:

SUBTENANT:

CORCEPT THERAPEUTICS INCORPORATED,
a Delaware corporation

By:	/s/ Joseph K. Belanoff, M.D.
Its:	The
Printed Name:	Joseph K. Belanoff, M.D.

By:
Its:
Printed Name:

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